Exhibit 99.1

Date: January 30, 2024	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, January 30, 2024 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended December 31, 2023. Revenues for the quarter were $202 million, an increase from $179 million in the December quarter of 2022. Earnings per share for the quarter were $0.99, compared to $0.96 in the same quarter of the prior year.

Revenues for the nine months ended December 31, 2023 were $588 million, compared to $533 million for the nine months ended December 31, 2022. Earnings per share for the nine months ended December 31, 2023, were $3.27, compared to $2.73 for the same nine-month period in 2022.

The 2023 calendar year ended with a 34% increase in new business sold with balanced bookings in the Network Solutions and Patient Management business. Customer retention, as measured by Gross Revenue Retention for the year, was 95%, while Net Revenue Retention was 108%. CorVel’s practical application of advanced technology and the corresponding program impact drive improved retention in a market with increased churn.

The Company’s payment integrity services have garnered significant attention from large payors and platform vendors seeking proven solutions to address the meaningful growth in medical care ratios. In addition to enhancing current offerings, CERIS has expanded the teams responsible for launching additional reviews in the market.

The implementation of generative AI initiatives has been proven to boost the efficiency and effectiveness of both the P&C and Commercial Claims teams. These updates have gradually reduced time spent on routine tasks, thus creating more time for essential activities that require critical thinking, directly impacting the user experience and results achieved.

About CorVel

CorVel Corporation applies technology including artificial intelligence, machine learning and natural language processing to enhance the managing of episodes of care and the related health care costs. We partner with employers, third-party administrators, insurance companies and government agencies in managing workers’ compensation and health, auto and liability services. Our diverse suite of solutions combines our integrated technologies with a human touch. CorVel's customized services, delivered locally, are backed by a national team to support clients as well as their customers and patients.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to our commercial health-focused operation, improved productivity resulting from automation and augmentation across enterprise business systems. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the COVID-19 pandemic on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2023 and September 30, 2023. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Nine months Ended December 31, 2023 (unaudited) and December 31, 2022 (unaudited)

Quarter Ended	December 31, 2023	December 31, 2022
Revenues	$202,303,000	$179,386,000
Cost of revenues	160,143,000	139,041,000
Gross profit	42,160,000	40,345,000
General and administrative	19,798,000	18,128,000
Income from operations	22,362,000	22,217,000
Income tax provision	5,267,000	5,368,000
Net income	$17,095,000	$16,849,000
Earnings Per Share:
Basic	$1.00	$0.98
Diluted	$0.99	$0.96
Weighted Shares
Basic	17,106,000	17,245,000
Diluted	17,326,000	17,487,000

Nine Months Ended	December 31, 2023	December 31, 2022
Revenues	$588,078,000	$533,119,000
Cost of revenues	459,788,000	416,811,000
Gross profit	128,290,000	116,308,000
General and administrative	55,786,000	54,347,000
Income from operations	72,504,000	61,961,000
Income tax provision	15,706,000	13,765,000
Net income	$56,798,000	$48,196,000
Earnings Per Share:
Basic	$3.32	$2.77
Diluted	$3.27	$2.73
Weighted Shares
Basic	17,124,000	17,379,000
Diluted	17,352,000	17,647,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

December 31, 2023 (unaudited) and March 31, 2023

	December 31, 2023	March 31, 2023
Cash	$106,994,000	$71,329,000
Customer deposits	80,838,000	80,022,000
Accounts receivable, net	92,657,000	81,034,000
Prepaid taxes and expenses	13,903,000	11,385,000
Property, net	85,216,000	82,770,000
Goodwill and other assets	40,304,000	39,662,000
Right-of-use asset, net	25,083,000	27,721,000
Total	$444,995,000	$393,923,000
Accounts and taxes payable	$15,133,000	$15,309,000
Accrued liabilities	173,254,000	152,578,000
Long-term lease liabilities	23,078,000	23,860,000
Paid-in capital	229,788,000	218,703,000
Treasury stock	(784,724,000)	(748,195,000)
Retained earnings	788,466,000	731,668,000
Total	$444,995,000	$393,923,000